Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this registration statement (Form F-3) and to the incorporation by reference therein of our report dated April 27, 2021, with respect to the consolidated financial statements of Calliditas Therapeutics AB included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Ernst & Young AB

Stockholm, Sweden

July 12, 2021